4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com

CF Industries Holdings, Inc. Reports First Half 2019
Net Earnings of $373 Million, EBITDA of $973 Million
Higher Year-Over-Year Prices for All Major Products Support Increased Margins
Record First Half Ammonia Production and Granular Urea Sales Volumes
Strong North American Nitrogen Demand Outlook for 2020 and 2021

DEERFIELD, IL—July 31, 2019—CF Industries Holdings, Inc. (NYSE: CF), a leading global fertilizer and chemical company, today announced results for its first half and second quarter ended June 30, 2019.

Highlights

•	First half net earnings of $373 million(1), or $1.67 per diluted share; EBITDA(2) of $973 million; adjusted EBITDA(2) of $936 million

•	Second quarter net earnings of $283 million(1), or $1.28 per diluted share; EBITDA of $672 million; adjusted EBITDA of $631 million

•	Trailing 12-month net cash from operating activities of $1.6 billion, free cash flow(3) of $995 million

•	Record first half and quarterly gross ammonia production

•	Record first half and quarterly granular urea sales volume; record quarterly ammonia sales volumes

•	Repurchased approximately 2.7 million shares during the quarter

Overview of Results

CF Industries Holdings, Inc. today announced first half 2019 net earnings attributable to common stockholders of $373 million, or $1.67 per diluted share; EBITDA of $973 million; and adjusted EBITDA of $936 million. These results compare to the first half of 2018 net earnings attributable to common stockholders of $211 million, or $0.90 per diluted share; EBITDA of $772 million; and adjusted EBITDA of $763 million.

For the second quarter of 2019, net earnings attributable to common stockholders were $283 million, or $1.28 per diluted share; EBITDA was $672 million; and adjusted EBITDA was $631 million. These results compare to second quarter 2018 net earnings attributable to common stockholders of $148 million, or $0.63 per diluted share; EBITDA of $470 million; and adjusted EBITDA of $467 million.

“The CF team operated exceptionally well during a challenging spring season,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “We shifted our production mix, favoring urea over UAN to capture higher margin opportunities, we leveraged our transportation flexibility to overcome the impact of historic flooding and we reliably supplied our customers where and when they needed product. As a result of our outstanding execution and unparalleled production and logistics capabilities, we delivered first half adjusted EBITDA 23 percent higher than in 2018 on similar product volumes. As the global nitrogen market has strengthened over the last 12 months, CF generated nearly $1 billion in free cash flow. As we look forward, we believe strong demand in North America, our position on the low end of the global cost curve and the capabilities of CF’s people and systems will continue to drive substantial cash generation.”
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(1)
First half and second quarter 2019 net earnings attributable to common stockholders include an after-tax gain of $35 million on the sale of the company’s Pine Bend dry bulk storage and logistics facility in Minnesota. First half 2019 net earnings attributable to common stockholders also includes a previously announced net incentive tax credit of $30 million recognized in the first quarter.

(2)
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

(3)
Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interests. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.

Operations Overview

CF Industries continued operating safely and efficiently. As of June 30, 2019, the company’s 12-month rolling average recordable incident rate was 0.60 incidents per 200,000 work hours.

Gross ammonia production for the first half of 2019 was over 5.2 million tons, and for the second quarter was nearly 2.7 million tons. The company expects gross ammonia production during the third quarter to be somewhat lower due to scheduled maintenance activity.

Sales Overview

Net sales in the first half and second quarter of 2019 were $2.5 billion and $1.5 billion, respectively, compared to $2.3 billion and $1.3 billion, respectively, in the same periods of the prior year due primarily to higher average selling prices across all major products.

Total sales volumes for the first half of 2019 were similar to the first half of 2018, reflecting the company’s ability to deal with changes in the timing of fertilizer applications due to weather and other developments. Total sales volumes for the second quarter of 2019 were higher compared to the second quarter of 2018 as cold and wet weather in North America shifted fertilizer shipments and applications out of the first quarter and into the second quarter. Therefore, quarterly comparisons year-over-year are less meaningful than the comparability of first half results.

Average selling prices for the first half and second quarter of 2019 were each higher year-over-year across all major products due to a tighter global nitrogen supply and demand balance than the prior year periods and logistical issues in North America that limited supply at some inland locations.

Cost of sales in the first half of 2019 increased slightly compared to the first half of 2018 primarily due to higher freight and realized natural gas costs partially offset by lower plant maintenance costs. Cost of sales in the second quarter of 2019 increased slightly compared to the second quarter of 2018 due primarily to the impact of higher sales volumes and freight costs partially offset by lower realized natural gas and plant maintenance costs.

In the first half of 2019, the average cost of natural gas reflected in the company’s cost of sales was $3.15 per MMBtu compared to the average cost of natural gas in cost of sales of $3.11 per MMBtu in the first half of 2018. The increase reflects the impact of inventory sold during the first half of 2019 that was produced in the fourth quarter of 2018 when realized natural gas costs were higher. In the second quarter of 2019, the average cost of natural gas reflected in the company’s cost of sales was $2.81 per MMBtu compared to the average cost of natural gas in cost of sales of $2.95 per MMBtu in the second quarter of 2018.

Looking ahead, the company expects the cost of natural gas for 2019 to be well below 2018 levels. During the first half of 2019, the average cost of natural gas at Henry Hub in North America was $2.70 per MMBtu and the average cost of natural gas at the National Balancing Point in the United Kingdom was $5.15 per MMBtu. This compares to the average cost of natural gas at Henry Hub in North America of $2.92 per MMBtu and the average cost of natural gas at the National Balancing Point in the United Kingdom of $7.77 per MMBtu in the first half of 2018. Through the end of 2019, Henry Hub natural gas futures remain well below $3.00 per MMBtu, and below 2018 costs.

Market Overview

The company expects that nitrogen fertilizer industry fundamentals will be positive over the near and longer term. In the near-term, demand for nitrogen in North America should be strong due to the impact of adverse planting and growing conditions in many parts of the United States in 2019. Historic flooding is expected to lead to a reduction in 2019 corn production due to significantly lower planted acres and yields. This should create a strong price incentive for growers in the United States to increase planted corn acres significantly over the next two seasons.

Globally, the company expects demand for urea from India and Brazil to remain strong over the next two years. Through the end of June 2019, urea imports to India were 3.5 million metric tons, an increase of 11 percent over the prior year period. Imports of urea to Brazil for the full year 2019 are expected to increase.

The company expects that global demand growth for nitrogen over the next four years will outpace net capacity additions given the limited number of facilities currently under construction around the world, none of which are in North America. The company also expects Chinese coal-based nitrogen complexes to remain the global marginal urea producer. Net Chinese-produced urea exports are likely to be in a range of 1-3 million metric tons annually, with higher nitrogen prices bidding in additional Chinese export tons at times when urea supply is needed worldwide.

Capital Expenditures

Capital expenditures in 2019 are projected to be $400-$450 million.

Liquidity

As of June 30, 2019, the company had cash and cash equivalents of $858 million on the balance sheet, had no borrowings outstanding under its $750 million revolving credit facility and was in compliance with all applicable covenant requirements under its debt instruments.

The company is currently executing a $1 billion share repurchase program that is authorized through 2021. During the second quarter of 2019, the company repurchased approximately 2.7 million shares for $118 million. Since the current authorization was announced in February 2019, the company has repurchased approximately 4.2 million shares for $178 million.

During the first quarter of 2019, the company entered into an agreement to sell its Pine Bend dry bulk storage and logistics facility in Minnesota. In April of 2019, the sale closed and the company received proceeds of $55 million.

CHS Inc. Distribution

On July 31, 2019, the Board of Managers of CF Industries Nitrogen, LLC (CFN) approved a semi-annual distribution payment to CHS Inc. (CHS) of $100 million for the distribution period ended June 30, 2019. The distribution was paid on July 31, 2019.

Consolidated Results

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,502	$1,300	$2,503	$2,257
Cost of sales	1,003	988	1,784	1,755
Gross margin	$499	$312	$719	$502
Gross margin percentage	33.2%	24.0%	28.7%	22.2%

Net earnings attributable to common stockholders	$283	$148	$373	$211
Net earnings per diluted share	$1.28	$0.63	$1.67	$0.90

EBITDA(1)	$672	$470	$973	$772
Adjusted EBITDA(1)	$631	$467	$936	$763

Tons of product sold (000s)	5,716	5,538	9,803	9,841

Supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$2.81	$2.92	$3.16	$3.08
Realized derivatives loss (gain) in cost of sales(3)	—	0.03	(0.01)	0.03
Cost of natural gas in cost of sales	$2.81	$2.95	$3.15	$3.11

Average daily market price of natural gas (per MMBtu):
Henry Hub	$2.51	$2.82	$2.70	$2.92
National Balancing Point UK	$4.07	$7.34	$5.15	$7.77

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(1)	$(5)	$1	$(8)
Depreciation and amortization	$252	$241	$440	$434
Capital expenditures	$74	$77	$154	$145

Production volume by product tons (000s):
Ammonia(4)	2,661	2,460	5,228	4,968
Granular urea	1,324	1,228	2,630	2,379
UAN (32%)	1,589	1,557	3,226	3,362
AN	551	423	1,033	881
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(1)	See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

(2)	Includes the cost of natural gas and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method.

(3)	Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.

(4)	Gross ammonia production including amounts subsequently upgraded into other products.

Segment Results

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the company’s most concentrated form of nitrogen, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen form that the company upgrades into other nitrogen products such as urea, UAN and AN.

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(dollars in millions, except per ton amounts)
Net sales	$473	$374	$660	$586
Cost of sales	300	272	466	460
Gross margin	$173	$102	$194	$126
Gross margin percentage	36.6%	27.3%	29.4%	21.5%

Sales volume by product tons (000s)	1,222	1,094	1,828	1,758
Sales volume by nutrient tons (000s)(1)	1,002	898	1,499	1,442

Average selling price per product ton	$387	$342	$361	$333
Average selling price per nutrient ton(1)	472	416	440	406

Adjusted gross margin(2):
Gross margin	$173	$102	$194	$126
Depreciation and amortization	53	52	82	77
Unrealized net mark-to-market gain on natural gas derivatives	—	(1)	—	(2)
Adjusted gross margin	$226	$153	$276	$201
Adjusted gross margin as a percent of net sales	47.8%	40.9%	41.8%	34.3%

Gross margin per product ton	$142	$93	$106	$72
Gross margin per nutrient ton(1)	173	114	129	87
Adjusted gross margin per product ton	185	140	151	114
Adjusted gross margin per nutrient ton(1)	226	170	184	139
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2019 to 2018 first half and second quarter periods:

•
Ammonia sales volume increased for the first half of 2019 compared to 2018 due to greater supply availability as a result of increased production. Sales volume for the second quarter of 2019 increased compared to 2018 as cold and wet weather in North America shifted fertilizer shipments and applications out of the first quarter and into the second quarter.

•	Ammonia average selling prices increased for the first half and second quarter of 2019 compared to 2018 due to a tighter nitrogen supply and demand balance than the prior year periods.

•	Ammonia adjusted gross margin per ton increased for the first half and second quarter of 2019 compared to 2018 due primarily to higher average selling prices.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen products.

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(dollars in millions, except per ton amounts)
Net sales	$433	$360	$776	$624
Cost of sales	251	255	479	444
Gross margin	$182	$105	$297	$180
Gross margin percentage	42.0%	29.2%	38.3%	28.8%

Sales volume by product tons (000s)	1,496	1,434	2,680	2,416
Sales volume by nutrient tons (000s)(1)	688	659	1,233	1,111

Average selling price per product ton	$289	$251	$290	$258
Average selling price per nutrient ton(1)	629	546	629	562

Adjusted gross margin(2):
Gross margin	$182	$105	$297	$180
Depreciation and amortization	79	81	145	140
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	(1)	1	(2)
Adjusted gross margin	$261	$185	$443	$318
Adjusted gross margin as a percent of net sales	60.3%	51.4%	57.1%	51.0%

Gross margin per product ton	$122	$73	$111	$75
Gross margin per nutrient ton(1)	265	159	241	162
Adjusted gross margin per product ton	174	129	165	132
Adjusted gross margin per nutrient ton(1)	379	281	359	286
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2019 to 2018 first half and second quarter periods:

•
Granular urea sales volume increased for the first half and second quarter of 2019 compared to 2018 due to higher volumes of product available for sale as the company chose to increase granular urea production at the expense of UAN production.

•
Urea average selling prices improved in the first half and second quarter of 2019 compared to 2018 due to a tighter global nitrogen supply and demand balance than the prior year periods and logistical issues in North America that limited supply at some inland locations.

•	Granular urea adjusted gross margin per ton increased for the first half and second quarter of 2019 compared to 2018 due primarily to higher average selling prices.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(dollars in millions, except per ton amounts)
Net sales	$369	$339	$625	$622
Cost of sales	277	258	472	488
Gross margin	$92	$81	$153	$134
Gross margin percentage	24.9%	23.9%	24.5%	21.5%

Sales volume by product tons (000s)	1,871	1,820	3,139	3,489
Sales volume by nutrient tons (000s)(1)	591	575	987	1,102

Average selling price per product ton	$197	$186	$199	$178
Average selling price per nutrient ton(1)	624	590	633	564

Adjusted gross margin(2):
Gross margin	$92	$81	$153	$134
Depreciation and amortization	71	72	117	135
Unrealized net mark-to-market gain on natural gas derivatives	(1)	(2)	—	(3)
Adjusted gross margin	$162	$151	$270	$266
Adjusted gross margin as a percent of net sales	43.9%	44.5%	43.2%	42.8%

Gross margin per product ton	$49	$45	$49	$38
Gross margin per nutrient ton(1)	156	141	155	122
Adjusted gross margin per product ton	87	83	86	76
Adjusted gross margin per nutrient ton(1)	274	263	274	241
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2019 to 2018 first half and second quarter periods:

•
UAN sales volume for the first half of 2019 decreased compared to 2018 due to lower supply availability from lower production as the company chose to favor granular urea production over UAN as well as the impact of late planting in North America that delayed some fertilizer shipments and applications into the third quarter. Sales volume for the second quarter of 2019 was similar to the second quarter of 2018.

•
UAN average selling prices improved in the first half and second quarter of 2019 compared to 2018 due to a tighter nitrogen supply and demand balance than the prior year periods and logistical issues in North America that limited supply at some inland locations.

•	UAN adjusted gross margin per ton increased for the first half and second quarter of 2019 compared to 2018 due primarily to higher average selling prices.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems. AN is produced at the company’s Yazoo City, Mississippi; Billingham, United Kingdom; and Ince, United Kingdom, complexes.

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(dollars in millions, except per ton amounts)
Net sales	$126	$124	$253	$224
Cost of sales	94	117	208	191
Gross margin	$32	$7	$45	$33
Gross margin percentage	25.4%	5.6%	17.8%	14.7%

Sales volume by product tons (000s)	528	568	1,029	985
Sales volume by nutrient tons (000s)(1)	179	193	345	333

Average selling price per product ton	$239	$218	$246	$227
Average selling price per nutrient ton(1)	704	642	733	673

Adjusted gross margin(2):
Gross margin	$32	$7	$45	$33
Depreciation and amortization	21	14	43	32
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	—	—	—
Adjusted gross margin	$53	$21	$88	$65
Adjusted gross margin as a percent of net sales	42.1%	16.9%	34.8%	29.0%

Gross margin per product ton	$61	$12	$44	$34
Gross margin per nutrient ton(1)	179	36	130	99
Adjusted gross margin per product ton	100	37	86	66
Adjusted gross margin per nutrient ton(1)	296	109	255	195
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2019 to 2018 first half and second quarter periods:

•
AN sales volume increased for the first half of 2019 compared to 2018 due to strong demand for both agricultural and industrial use. Sales volume for the second quarter of 2019 was lower compared to 2018 due primarily to the timing of AN shipments in the United Kingdom in the first half of the year.

•	AN average selling prices improved for the first half and second quarter of 2019 compared to 2018 due to a tighter global nitrogen supply and demand balance than the prior year periods.

•
AN adjusted gross margin per ton was higher for the first half and second quarter of 2019 compared to 2018 due primarily to higher average selling prices and lower realized natural gas costs in the United Kingdom.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(dollars in millions, except per ton amounts)
Net sales	$101	$103	$189	$201
Cost of sales	81	86	159	172
Gross margin	$20	$17	$30	$29
Gross margin percentage	19.8%	16.5%	15.9%	14.4%

Sales volume by product tons (000s)	599	622	1,127	1,193
Sales volume by nutrient tons (000s)(1)	121	122	224	233

Average selling price per product ton	$169	$166	$168	$168
Average selling price per nutrient ton(1)	835	844	844	863

Adjusted gross margin(2):
Gross margin	$20	$17	$30	$29
Depreciation and amortization	19	14	36	31
Unrealized net mark-to-market gain on natural gas derivatives	—	(1)	—	(1)
Adjusted gross margin	$39	$30	$66	$59
Adjusted gross margin as a percent of net sales	38.6%	29.1%	34.9%	29.4%

Gross margin per product ton	$33	$27	$27	$24
Gross margin per nutrient ton(1)	165	139	134	124
Adjusted gross margin per product ton	65	48	59	49
Adjusted gross margin per nutrient ton(1)	322	246	295	253
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2019 to 2018 first half and second quarter periods:

•
Other segment sales volumes decreased for the first half and second quarter of 2019 compared to the prior year periods primarily due to lower nitric acid and NPK sales partially offset by higher sales of DEF.

•	Other average selling prices in the first half and second quarter of 2019 were essentially unchanged compared to the prior year periods.

•
Other segment adjusted gross margin per ton was higher for the first half and second quarter of 2019 compared to 2018 primarily due to lower realized natural gas costs partially offset by higher freight costs.

Dividend Payment

On July 18, 2019, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on August 30, 2019 to stockholders of record as of August 15, 2019.

Conference Call

CF Industries will hold a conference call to discuss its second quarter 2019 results at 11:00 a.m. ET on Thursday, August 1, 2019. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries is a leading global fertilizer and chemical company with outstanding operational capabilities and a cost-advantaged production and distribution platform. Our 3,000 employees operate world-class manufacturing complexes in Canada, the United Kingdom and the United States. We serve our customers in North America through an unparalleled production, storage, transportation and distribution network. We also reach a global customer base with exports from our Donaldsonville, Louisiana, plant, the world’s largest and most flexible nitrogen complex. Additionally, we move product to international destinations from our Verdigris, Oklahoma, facility; our Yazoo City, Mississippi, facility; our Billingham and Ince facilities in the United Kingdom; and a joint venture ammonia facility in the Republic of Trinidad and Tobago in which we own a 50 percent interest. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and statements about future financial and operating results.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s fertilizer products, the conditions in the international market for nitrogen products, and the intense global competition from other fertilizer producers; conditions in the U.S. and European agricultural industry; the volatility of natural gas prices in North America and Europe; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness; operating and financial restrictions imposed on the Company by the agreements governing the Company’s senior secured indebtedness; risks associated with the Company’s incurrence of additional indebtedness; the Company’s ability to maintain compliance with covenants under the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with cyber security; weather conditions; risks associated with changes in tax laws and disagreements with taxing authorities; the Company’s reliance on a limited number of key facilities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; risks associated with the operation or management of the strategic venture with CHS (the “CHS Strategic Venture”), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company’s other business relationships; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; and deterioration of global market and economic conditions.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(in millions, except per share amounts)
Net sales	$1,502	$1,300	$2,503	$2,257
Cost of sales	1,003	988	1,784	1,755
Gross margin	499	312	719	502
Selling, general and administrative expenses	62	53	120	110
Other operating—net	(37)	3	(33)	(18)
Total other operating costs and expenses	25	56	87	92
Equity in earnings of operating affiliate	1	18	8	25
Operating earnings	475	274	640	435
Interest expense	59	61	119	121
Interest income	(4)	(2)	(8)	(5)
Other non-operating—net	(2)	(3)	(3)	(4)
Earnings before income taxes	422	218	532	323
Income tax provision	102	44	94	61
Net earnings	320	174	438	262
Less: Net earnings attributable to noncontrolling interests	37	26	65	51
Net earnings attributable to common stockholders	$283	$148	$373	$211

Net earnings per share attributable to common stockholders:
Basic	$1.28	$0.63	$1.68	$0.90
Diluted	$1.28	$0.63	$1.67	$0.90
Weighted-average common shares outstanding:
Basic	221.1	234.0	222.2	233.9
Diluted	222.3	234.9	223.4	234.8

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	June 30, 2019	December 31, 2018
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$858	$682
Accounts receivable—net	313	235
Inventories	290	309
Prepaid income taxes	1	28
Other current assets	26	20
Total current assets	1,488	1,274
Property, plant and equipment—net	8,336	8,623
Investment in affiliate	101	93
Goodwill	2,353	2,353
Operating lease right-of-use assets	281	—
Other assets	304	318
Total assets	$12,863	$12,661

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$416	$545
Income taxes payable	13	5
Customer advances	21	149
Current operating lease liabilities	89	—
Current maturities of long-term debt	498	—
Other current liabilities	5	6
Total current liabilities	1,042	705
Long-term debt, net of current maturities	4,203	4,698
Deferred income taxes	1,207	1,117
Operating lease liabilities	197	—
Other liabilities	396	410
Equity:
Stockholders’ equity	3,066	2,958
Noncontrolling interest	2,752	2,773
Total equity	5,818	5,731
Total liabilities and equity	$12,863	$12,661

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(in millions)
Operating Activities:
Net earnings	$320	$174	$438	$262
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	252	241	440	434
Deferred income taxes	71	(27)	85	2
Stock-based compensation expense	11	5	17	11
Unrealized net (gain) loss on natural gas derivatives	(1)	(5)	1	(8)
Unrealized loss on embedded derivative	1	1	2	1
Gain on disposal of property, plant and equipment	(46)	—	(45)	—
Undistributed earnings of affiliate—net of taxes	(2)	—	(10)	(3)
Changes in:
Accounts receivable—net	(50)	(95)	(78)	(34)
Inventories	122	118	21	21
Accrued and prepaid income taxes	11	66	35	52
Accounts payable and accrued expenses	(29)	(22)	(94)	(46)
Customer advances	(280)	(133)	(128)	(68)
Other—net	7	(7)	9	(26)
Net cash provided by operating activities	387	316	693	598
Investing Activities:
Additions to property, plant and equipment	(74)	(77)	(154)	(145)
Proceeds from sale of property, plant and equipment	58	8	63	16
Distributions received from unconsolidated affiliate	—	6	—	10
Other—net	—	—	—	1
Net cash used in investing activities	(16)	(63)	(91)	(118)
Financing Activities:
Financing fees	—	—	—	1
Dividends paid on common stock	(66)	(70)	(133)	(140)
Acquisition of noncontrolling interests in TNCLP	—	(388)	—	(388)
Distributions to noncontrolling interests	—	—	(86)	(59)
Purchases of treasury stock	(122)	—	(209)	—
Issuances of common stock under employee stock plans	4	2	6	4
Shares withheld for taxes	—	—	(4)	(1)
Net cash used in financing activities	(184)	(456)	(426)	(583)
Effect of exchange rate changes on cash and cash equivalents	—	(5)	—	(4)
Increase (decrease) in cash and cash equivalents	187	(208)	176	(107)
Cash and cash equivalents at beginning of period	671	936	682	835
Cash and cash equivalents at end of period	$858	$728	$858	$728

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS
Reconciliation of net earnings attributable to common stockholders, net earnings attributable to common stockholders per ton and net earnings attributable to common stockholders as a percent of net sales (GAAP measures) to EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interests.
The company has presented EBITDA, EBITDA per ton and EBITDA as a percent of net sales because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The company has presented adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(in millions)
Net earnings	$320	$174	$438	$262
Less: Net earnings attributable to noncontrolling interests	(37)	(26)	(65)	(51)
Net earnings attributable to common stockholders	283	148	373	211
Interest expense—net	55	59	111	116
Income tax provision	102	44	94	61
Depreciation and amortization	252	241	440	434
Less other adjustments:
Depreciation and amortization in noncontrolling interests(1)	(18)	(20)	(41)	(46)
Loan fee amortization(2)	(2)	(2)	(4)	(4)
EBITDA	672	470	973	772
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	(5)	1	(8)
Loss (gain) on foreign currency transactions including intercompany loans	5	2	7	(3)
Gain on sale of Pine Bend facility	(45)	—	(45)	—
Costs related to acquisition of TNCLP units	—	—	—	2
Total adjustments	(41)	(3)	(37)	(9)
Adjusted EBITDA	$631	$467	$936	$763

Net sales	$1,502	$1,300	$2,503	$2,257
Tons of product sold (000s)	5,716	5,538	9,803	9,841

Net earnings attributable to common stockholders as a percent of net sales	18.8%	11.4%	14.9%	9.3%
Net earnings attributable to common stockholders per ton	$49.51	$26.72	$38.05	$21.44
EBITDA as a percent of net sales	44.7%	36.2%	38.9%	34.2%
EBITDA per ton	$117.56	$84.87	$99.26	$78.45
Adjusted EBITDA as a percent of net sales	42.0%	35.9%	37.4%	33.8%
Adjusted EBITDA per ton	$110.39	$84.33	$95.48	$77.53
_______________________________________________________________________________

(1)
For the three and six months ended June 30, 2019, and the three months ended June 30, 2018, amount relates only to CFN, as we purchased the remaining publicly traded common units of Terra Nitrogen Company, L.P. (TNCLP) on April 2, 2018. For the six months ended June 30, 2018, amount includes $42 million related to CFN and $4 million related to TNCLP.

(2)	Loan fee amortization is included in both interest expense—net and depreciation and amortization.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)
Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):
Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interests. The company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the company and its ability to generate cash and to evaluate the company’s cash generation ability relative to its industry competitors.

	Six months ended	Twelve months ended
	June 30, 2019	June 30, 2019

Net cash provided by operating activities	$693	$1,592
Capital expenditures	(154)	(431)
Distributions to noncontrolling interests	(86)	(166)
Free cash flow	$453	$995